Exhibit 22.1
Submission of Matters to a Vote of Security Holders
The Company held its Annual Meeting on May 20, 2010, the purpose of which was to consider and vote upon the individual matters as described more fully below. The results of the voting are as follows:
1. The term of two of the Company’s six directors expired at the meeting. Each director was re-elected by the stockholders for a three-year term expiring at the annual meeting in 2013. Results of the voting were as follows
Election of Directors:

Nominee	For	Vote Withheld	Broker non-vote
Thomas P. Ash	1,613,198	698,497	1,454,209
Jerry F. Whitmer	1,638,713	672,982	1,454,191
2. The approval of a non-binding advisory vote, of the compensation of executives disclosed in the proxy statement.

For	Against	Abstain
3,030,144	893,628	15,050
3. Ratification of the appointment of Crowe Horwath LLP as independent registered public accounting firm for the Company for the year ending December 31, 2010:

For	Against	Abstain
3,661,532	275,420	2,050
There were no broker non-votes with respect to the matters listed above except as noted above for item 1.